Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made by and between WINTRUST FINANCIAL CORPORATION (“Wintrust”), a bank holding company, and Edward J. Wehmer, an individual resident in the State of Illinois (“Executive”), as of January 26, 2023.

WITNESSETH THAT:

WHEREAS, Wintrust and Executive are parties to an Amended and Restated Employment Agreement, by and between Wintrust and Executive, as of December 19, 2008 (the “Prior Agreement”);

WHEREAS, Wintrust is a bank holding company;

WHEREAS, Executive has particular expertise and knowledge concerning the business of Wintrust and its operations and has been a valued member of Wintrust’s senior management;

WHEREAS, by virtue of Executive’s employment with Wintrust, Executive has become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Wintrust or its Affiliates;

WHEREAS, as part of Wintrust’s succession planning for its senior executive officers, Executive and the Board of Directors of Wintrust (the “Board”) have discussed from time to time Executive’s plans regarding his continuing service to Wintrust and ensuring a successful transition to a successor Chief Executive Officer;

WHEREAS, as a result of such process, the Board and Executive have determined it to be in the best interests of the Wintrust and Executive for Executive to continue to serve as Chief Executive Officer through April 30, 2023 and to transition to a successor Chief Executive Officer effective as of May 1, 2023 (the “Effective Date”);

WHEREAS, the Board has also determined it to be in the best interests of the Wintrust to secure Executive’s continuing service to the Wintrust as Executive Chairman through May 23, 2024 for a seamless and successful Chief Executive Officer transition and, in recognition of Executive’s institutional knowledge with Wintrust and Executive’s relationship with existing clients, Executive’s continuing service to Wintrust as a Founder and Senior Advisor from the Effective Date through December 31, 2026; and

WHEREAS, Wintrust and Executive desire to enter into this Agreement for the purpose of setting forth the terms and conditions applicable to Executive’s employment effective as of the Effective Date, including, but not limited to, compensation aligned with the position of Executive Chairman.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Wintrust for Executive’s services, and of Wintrust’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:

1.             Scope of Employment. As of the Effective Date, Executive will be employed as Executive Chairman of the Board and Founder and Senior Advisor to Wintrust, and will resign from the position of Chief Executive Officer of Wintrust. From and after May 23, 2024, Executive will continue to serve as Founder and Senior Advisor through the Initial Term and may serve as a member of the Board, if the Board, in its sole discretion, elects to nominate Executive for reelection to the Board and Executive is reelected by Wintrust’s shareholders. While employed by Wintrust, Executive shall perform such duties as may be assigned to Executive by the Board in its discretion or requested by the Chief Executive Officer of Wintrust, which shall include, without limitation: (i) support of the leadership transition and successor Chief Executive Officer, to help ensure continuity and long-term success of Wintrust; (ii) new client development and relationship management; and (iii) attendance at Wintrust events. For the avoidance of doubt, Executive will not (a) have the authority to bind Wintrust or any Affiliate or (b) participate in any employee relations issues, compensation decisions, or other human resources matters with respect to Wintrust or its Affiliates.

Executive agrees that during Executive’s employment, Executive will be subject to and abide by the written policies and practices of Wintrust. Wintrust and Executive agree that the level of services to be rendered under this Agreement is not expected to exceed 20% of the average level of the services that Executive rendered to Wintrust and its subsidiaries during the prior 36-month period and that Executive shall experience a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Effective Date.

For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive performs services for any Affiliate in addition to serving as Executive Chairman of the Board or as Founder and Senior Advisor, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of the Affiliate.

2.             Compensation and Benefits.

(a)            Base Salary and Employee Benefits. During the Term, Executive will be paid an annual base salary of $450,000, subject to change in the discretion of the Compensation Committee of the Board (the “Compensation Committee”). Executive will be entitled to coverage under such insurance plans (including health and life insurance) and other fringe benefit plans and programs as may from time to time be established for employees of Wintrust in accordance with and subject to the terms and conditions of such plans and programs, including any eligibility provisions of such plans and programs.

(b)           Short-Term Incentives. Executive will be eligible to receive payment for a portion of Executive’s 2023 target award under Wintrust’s Short-Term Incentive Program (“STIP”), pro-rated for the period beginning January 1, 2023 and ending April 30, 2023. Such payment will be a pro-rated portion of the target STIP opportunity approved by the Compensation Committee with respect to 2023 (the “2023 Pro-rated Bonus”) and will be paid at the time that 2023 awards under the STIP are paid to other Wintrust executives but no later than March 15, 2024, provided that if Executive terminates employment pursuant to Sections 9(b) – 9(d), Executive (or Executive’s beneficiary or estate, as applicable) shall remain eligible for the 2023 Pro-rated Bonus. Executive shall cease to be eligible to participate in the STIP following the Effective Date, provided that the Board may provide additional annual bonuses to Executive at the Board’s sole discretion.

(c)            Long-Term Incentives. Following the Effective Date, Executive shall cease to be eligible to receive future equity awards under the Wintrust Financial Corporation 2022 Stock Incentive Plan or any successor plan (the “2022 Plan”), but shall remain eligible for continued vesting of Executive’s outstanding awards under the Wintrust Financial Corporation 2015 Stock Incentive Plan and the Wintrust Financial Corporation 2007 Stock Incentive Plan (together with the 2022 Plan, the “Stock Plans”) pursuant to the existing vesting terms of such awards and the terms of the Stock Plans, including any accelerated vesting terms, as set forth under the applicable Stock Plan and the applicable award agreements, provided that such awards shall be settled as provided for under the terms of the applicable award agreements or such other time as required to comply with Section 409A of the Code.

(d)           Transition Award. Executive will be eligible for a one-time cash award of $12,000,000 (the “Transition Award”), payable in equal monthly installments over the 36-month period commencing on the Effective Date, subject to Section 9 hereof and Executive’s continued employment with Wintrust through the applicable payment date, provided that the first installment payment of the Transition Award will not be made until the six-month anniversary of the Effective Date and will be equal to six monthly installments for the period between the Effective Date and the six-month anniversary of the Effective Date.

(e)            Perquisites. Executive will be entitled to the following perquisites following the Effective Date, which perquisites will expire at the end of the Term:

•	Vehicle usage (of Wintrust-owned vehicle)

•	Office and Secretarial Support (mutually-agreeable location)

•	Professional Association/Club Dues (AICPA, Shore Acres, Halter, Chicago Club, Economic Club of Chicago, Commercial Club of Chicago)

3.             Extent of Service. Executive shall continue to devote his time, attention and energies to the business of Wintrust during the Term of and as set forth in this Agreement, but this shall not be construed as preventing Executive from: (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other professional, civic or philanthropic activities, provided that Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 and 5 hereof; or (c) accepting appointments to the boards of directors of other companies, provided that the Board approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof.

4.             Non-Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, during the period in which Executive performs services for Wintrust and for a period of three years after termination of Executive’s employment with Wintrust, regardless of the reason, Executive shall not compete with Wintrust or its Affiliates, directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation, by engaging in activities including but not limited to:

(a)           serve as a principal, owner, senior manager, or in a position comparable to that held by Executive at any time during Executive’s employment with Wintrust, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers any of the services provided by Wintrust or its Affiliates and which operates in the Market Area of Wintrust or any Affiliate;

(b)           solicit or conduct business which involves any of the services provided by Wintrust or its Affiliates from or with any person, corporation or other entity which was (i) a customer of Wintrust or any Affiliate with whom Executive had direct or indirect contact while employed by Wintrust or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of Executive’s employment with Wintrust, or (ii) a potential customer with whom Wintrust or any Affiliate has, at the time of Executive’s termination of employment with Wintrust, an outstanding oral or written proposal to provide any of the services provided by Wintrust or its Affiliates and with whom Executive had direct or indirect contact while employed by Wintrust;

(c)           request, advise or directly or indirectly invite any of the existing customers, suppliers or service providers of Wintrust or any Affiliate to withdraw, curtail or cancel its business with Wintrust or any Affiliate (other than through mass mailings or general advertisements not specifically directed at customers of Wintrust or any Affiliate);

(d)           hire, solicit, induce or attempt to solicit or induce any employee, consultant, or agent of Wintrust or any Affiliate (i) to terminate his employment or association with Wintrust or any Affiliate or (ii) to become employed by or to serve in any capacity by a bank or other financial institution which operates or is planned to operate in the Market Area of Wintrust or of any Affiliate; or

(e)            in any way participate in planning or opening a bank or other financial institution which operates or is intended to operate in the Market Area of Wintrust or of any Affiliate.

For the purposes of this Agreement, the “Market Area” of Wintrust or of an Affiliate shall be the area within a ten (10) mile radius of the principal office and branches of Wintrust or of any Affiliate.

Notwithstanding the foregoing, Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business, provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Wintrust (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of Wintrust governing transactions with affiliates and ownership interests in customers).

5.             Confidential Information.

(a)            General. Executive acknowledges that, during Executive’s employment with Wintrust, Executive has obtained and will obtain access to Confidential Information of and for Wintrust or its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Wintrust or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Wintrust or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Wintrust or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Wintrust or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Wintrust or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Wintrust or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Wintrust or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Wintrust or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Wintrust or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board or other department or committee meetings held by Wintrust or any Affiliate; (k) the business and strategic growth plans of Wintrust or any Affiliate; and (l) confidential communication materials provided for shareholders of Wintrust or of any Affiliate. Absent prior authorization by Wintrust, as required in Executive’s duties for Wintrust or as expressly contemplated by Section 5(b), Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Wintrust and shall continue beyond the termination of Executive’s employment and this Agreement.

(b)           Protected Rights. Notwithstanding the foregoing, nothing in this Agreement or otherwise will prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority. Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, Wintrust and Executive shall have the right to disclose trade secrets in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of Wintrust and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

6.             Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Wintrust or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Wintrust or any Affiliate that may be conceived, developed, or made by Executive during employment with Wintrust (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Wintrust or an Affiliate. Executive shall immediately disclose to Wintrust all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Wintrust or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Wintrust. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Wintrust or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Wintrust or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Wintrust or an Affiliate, or (b) such Invention results from work performed by Executive for Wintrust.

7.             Remedies. Executive acknowledges that the compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Wintrust and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Wintrust and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Wintrust and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Wintrust and its Affiliates.

8.             Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (the “Initial Term”) shall commence on the Effective Date and end on December 31, 2026. After the Initial Term, this Agreement may be extended only if the Board requests Executive’s continued service, Executive opts to continue his service, and Executive and Wintrust extend the Agreement in writing not less than 90 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”

9.             Termination of Employment.

(a)            General Provisions. Executive’s employment may be terminated by Wintrust at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Wintrust’s obligations under this Agreement shall terminate, other than Wintrust’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Wintrust for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(b)           Termination Due to Death.

(i)             Payment. If Executive should die during the Term of this Agreement, which event shall result in the termination of Executive’s employment, Wintrust shall pay Executive an amount equal to the unpaid portion of the Transition Award, payable in a lump sum within 30 days following the date of Executive’s death.

(ii)            Reduction of Payment Due To Life Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(b) shall be reduced by the amount of any life insurance benefit payments paid or payable to Executive from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the life insurance benefits exceed the amount to be paid to Executive pursuant to this Section 9(b), Executive shall remain entitled to receive the excess life insurance payments.

(iii)           Beneficiary. The payments to be made under this Section 9(b) and the 2023 Pro-rated Bonus if unpaid at the time of the Executive’s death shall be made to such beneficiary as Executive may designate in writing to Wintrust for this purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive.

(c)            Termination Due to Permanent Disability.

(i)            Payment. If Executive should suffer a Permanent Disability (as defined below) during the Term of this Agreement, Wintrust shall have the right to terminate Executive’s employment. In such event, Executive shall receive the unpaid portion of the Transition Award, payable in installments in accordance with Section 2(d).

(ii)           Reduction of Payment Due To Long Term Disability Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(c) shall be reduced by the amount of any long-term disability benefit payments paid or payable to Executive during such payment period from policies of insurance maintained and/or paid for by Wintrust; provided that in the event the long-term disability benefits exceed the amount to be paid to Executive pursuant to this Section 9(c), Executive shall remain entitled to receive the excess long-term disability insurance payments.

(d)           Termination Without Cause or Constructive Termination. In the event Executive’s employment is terminated without Cause by Wintrust or Executive suffers a Constructive Termination (each, as defined below), in each case during the Term and other than upon the expiration of the Term of this Agreement, Executive shall receive the unpaid portion of the Transition Award, payable in installments in accordance with Section 2(d), as well as payment of his base salary for the months remaining in the Initial Term and any 2023 Prorated Bonus, if unpaid, subject to Section 13 hereof.

(e)           Voluntary Termination. Executive may voluntarily terminate employment during the Term of this Agreement by a delivery to Wintrust of a written notice at least 90 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term of this Agreement, any and all of Wintrust’s obligations under this Agreement, including any obligation to pay any amounts remaining with respect to the Transition Award or the 2023 Pro-Rated Bonus, shall terminate immediately, except for Wintrust’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(f)            Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of the Board or the Compensation Committee or any successor committee of the Board, all obligations of Wintrust shall terminate immediately, including any obligation to pay any amounts remaining with respect to the Transition Award or the 2023 Pro-Rated Bonus, except for Wintrust’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.

(g)           Definitions.

(i)             “Adjusted Total Compensation” means the aggregate base salary earned by Executive plus the dollar value of all perquisites (including those provided pursuant to Section 2(e) above) as estimated by Wintrust in respect of Executive for the 12-month period following the Effective Date. For avoidance of doubt, Adjusted Total Compensation shall exclude the 2023 Pro-rated Bonus, the Transition Award, and other bonus payments paid or earned by Executive, including without limitation vesting or payout of long-term awards under the Stock Plans.

(ii)             “Cause” means Executive’s (i) failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Board which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement; (ii) habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement; (iii) conviction of a felony; (iv) defalcation or acts of gross or willful misconduct resulting in or potentially resulting in economic loss to Wintrust or substantial damage to Wintrust’s reputation; (v) breach of Executive’s covenants contained in Sections 4 through 6 hereof; (vi) being required to be terminated from Executive’s position with Wintrust (or any Affiliate for which Executive is also providing services) pursuant to any written order from any regulatory agency or body; or (vii) engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.

(iii)           “Constructive Termination” means a reduction by Wintrust of Executive’s compensation to less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive; provided, however, that Executive will not be deemed to have incurred a reduction by Wintrust of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Executive Vice Presidents of Wintrust; provided, further, that, within 18 months following a “Change in Control” (as defined in the 2022 Plan), a Constructive Termination shall have the same meaning as set forth herein, with the following modifications: (x) a Constructive Termination shall be deemed to have occurred if after a Change of Control, Executive’s compensation is reduced to less than 100% of the Adjusted Total Compensation of Executive; and (y) a Constructive Termination shall also be deemed to have occurred if after a Change of Control, Wintrust (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term of this Agreement). Notwithstanding the foregoing, the occurrence of any such condition set forth in the preceding sentence shall not constitute Constructive Termination unless Executive provides notice to Wintrust of the existence of such condition not later than 90 days after the initial existence of such condition, Wintrust fails to remedy such condition within 30 days after receipt of such notice, and Executive actually resigns from employment with Wintrust within 30 days after the expiration of the 30-day remedy period without remedy. A Constructive Termination does not include termination for Cause, termination without Cause, or termination due to a Permanent Disability.

(iv)          “Permanent Disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such permanent disability has been determined to exist by a physician selected by Wintrust or (y) Wintrust has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Wintrust if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Wintrust and authorizing such physician or other health care specialist to discuss Executive’s condition with Wintrust).

(h)           Notwithstanding the foregoing, Executive’s entitlement to the Transition Award payable under Section 2(d) or Section 9, as applicable, shall be contingent on Executive not violating any of Executive’s ongoing obligations under this Agreement.

(i)             The payment of the Transition Award to Executive pursuant to Section 2(d) or Sections 9(a) through 9(d) hereof shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Wintrust, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to the Transition Award, Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Wintrust or relating to or arising out of this Agreement and the termination thereof.

(j)             Upon termination of employment with Wintrust for any reason, Executive shall promptly deliver to Wintrust all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Wintrust or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Wintrust or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Wintrust for Executive.

(k)           Notwithstanding the foregoing, if the payment required to be paid under this Agreement, when considered either alone or with other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Code, is deemed by Wintrust to be a “parachute payment” under Section 280G(b)(2) of Code, then the amount of such “parachute payments” shall be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the “parachute payments” less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to amounts that would be deemed to be “excess parachute payments” under Section 280G(b)(1) of the Code, is greater than the Reduced Amount. The decision of Wintrust (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, and the payment of the Reduced Amount shall be final. The reduction of parachute payments, if any, shall be made by reducing first any parachute payments that are exempt from Section 409A of the Code and then reducing any parachute payments subject to Section 409A of the Code in the reverse order in which such parachute payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).

10.           Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with Executive’s employment with Wintrust or the termination of such employment (“Claims”), that Executive may have against Wintrust or against its Affiliates, officers, directors, employees or agents in their capacity as such or otherwise, or that Wintrust may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Wintrust or Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that, if either party is found to have violated any material terms of this Agreement, such party shall reimburse the other party for the entire amount of reasonable attorneys’ fees incurred by the non-breaching party as a result of the dispute hereunder, in addition to the payment of any damages awarded to the non-breaching party.

11.           General Provisions.

(a)           All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof is deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law, and Executive agrees that such scope may be judicially modified accordingly.

(b)           This Agreement may be assigned by Wintrust. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Wintrust.

(c)             This Agreement may not be assigned, pledged or hypothecated by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.

(d)           No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.

(e)           Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.

(f)            Wintrust may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.

(g)           This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and, as of the Effective Date, supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter including without limitation the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement. Immediately prior to the Effective Date, the Executive shall resign as Chief Executive Officer of Wintrust and all other positions, other than Executive Chairman of the Board, as an employee and as a director, as reasonably requested by Wintrust and shall execute all other documents reasonably requested by Wintrust to effectuate such resignation. Notwithstanding any provision of this Agreement or the Prior Agreement to the contrary, Executive agrees that Executive shall not initiate a termination due to “Constructive Termination” upon or in connection with entering into this Agreement or the actions contemplated hereby. Except for the immediately preceding two sentences, this Agreement shall be effective as of the Effective Date, subject to Executive’s continued employment through such date. For avoidance of doubt, except as provided above with respect to “Constructive Termination,” nothing in this Agreement shall affect Executive’s rights under the Prior Agreement through April 30, 2023, including, but not limited to, Executive’s rights to compensation earned or awarded under the Prior Agreement.

(h)           The provisions of Sections 4, 5, 6, 7, 9, 10, 11, and 12 of this Agreement shall survive the termination of Executive’s employment with Wintrust and the expiration or termination of this Agreement.

12.           Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3, 4, 5, or 6 of this Agreement.

13.           Section 409A. This Agreement shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject Executive to 409A Penalties, Wintrust and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. The payments to Executive pursuant to Section 9 of this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as a short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under Section 9 shall be considered a separate payment. Notwithstanding any other provision in this Agreement, if on the date of Executive’s separation from service, within the meaning of Section 409A of the Code (the “Separation Date”), (i) Wintrust is a publicly traded corporation and (ii) Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Separation Date, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the Separation Date or (B) the date of Executive’s death.

14.           Notice of Termination. Subject to the provisions of Section 8, in the event that Wintrust desires to terminate the employment of Executive during the Term of this Agreement, Wintrust shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(c), 9(d), 9(e), or 9(f). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination, Executive shall deliver to Wintrust a written notice stating the circumstances that constitute such Constructive Termination. In the event that Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(e), Executive shall deliver a written notice of such voluntary termination to Wintrust.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

WINTRUST FINANCIAL CORPORATION		EDWARD J. WEHMER

By:	/s/ David A. Dykstra	/s/ Edward J. Wehmer

Its:	Vice Chair & Chief Operating Officer

Dated: January 26, 2023		Dated: January 26, 2023

EXHIBIT A

Barrington Bank & Trust Company, N.A.
Beverly Bank & Trust Company, N.A.
Crystal Lake Bank & Trust Company, N.A.
Hinsdale Bank & Trust Company, N.A.
Lake Forest Bank & Trust Company, N.A.
Libertyville Bank & Trust Company, N.A.
Northbrook Bank & Trust Company, N.A.
Old Plank Trail Community Bank, N.A.
St. Charles Bank & Trust Company, N.A.

Schaumburg Bank & Trust Company, N.A.
State Bank of the Lakes, N.A.
Town Bank, N.A.
Village Bank & Trust, N.A.
Wheaton Bank & Trust Company, N.A.

Wintrust Bank, N.A.

Chicago Deferred Exchange Company, LLC

Elektra Holding Company, LLC

First Insurance Funding of Canada

Great Lakes Advisors, LLC

The Chicago Trust Company

Tricom, Inc. of Milwaukee

WHAMCO Holding Company

Wintrust Asset Finance, LLC

Wintrust Investments, LLC

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